Emmaus Life Sciences, Inc. 10-Q
Exhibit 4.7

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS LIFE SCIENCES, INC.

Convertible Promissory Note
(Cash Interest)
 (1 Year Term)

Principal Amount:	$ 128,001.60	Loan Date:	October 5, 2011

FOR VALUE RECEIVED, Emmaus Life Sciences, Inc., a Delaware corporation, located at 20725 S. Western Ave., Suite 136, Torrance, CA  90501 (“Borrower”) agrees to pay to MLPF&S Cust. FBO Willis C. Lee  (“Lender"), the sum of $_128,001.60__________ U.S. Dollars (“Principal Amount”), together with accrued interest thereon at the rate of eight percent (8%) per annum, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1.           Terms of Repayment (Balloon Payment):  From the Loan Date until the one (1) year anniversary date of the Loan Date, the interest shall accrue at eight percent (8%) simple interest of the Loan Amount, as set forth in Attachment 1 hereto.   Lender shall have the right to convert the loan amount plus the accrued interest to common stocks at the stock price of $3.60 within the term.   The entire unpaid principal and any accrued interest shall become immediately due and payable upon 1 year of the Loan Date.

2.           Prepayment:  This Note may be prepaid in whole or in part at any time without premium or penalty.  All prepayments shall first be applied to interest, and then to principal payments in the order of their maturity.

3.           Place of Payment:  All payments due under this note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the holder of this Note may designate in writing in the future.

4.           Conversion Option:  At any time during the one year term of this Note, Lender shall by giving written Notice of Conversion to the Borrower in the form attached hereto as Exhibit A, have the right to convert the Principal Amount to shares of Common Stock of Borrower (the “Shares”) at the Conversion Price of $3.60 per share. Upon conversion of this Note, Lender shall be subject to all requirements and transfer restrictions that Borrower may then have in effect with respect to the Shares and purchasers of Shares.

5.           Warrant:  Lender is entitled to the warrant to purchase number of shares, equivalent to 100% of convertible shares.  The warrant shall be exercisable within three (3) years of Loan Date.  The warrant share price shall be $1.00.

6.           Default:  In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default.

7.           Acceleration of Debt:  If the Borrower fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

8.           Modification:  No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.           Transfer of the Note:  The Borrower hereby waives any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Promissory Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.

10.           Severability of Provisions:  If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

11.           Choice of Law:  All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A.

Signed Under Penalty of Perjury, this ___5th____ day of October, __2011____

Emmaus Life Sciences, Inc.

/s/ Yutaka Niihara,
By: Yutaka Niihara, M.D., President and CEO

ATTACHMENT 1

Lender’s Name:	MLPF&S Cust. FBO Willis C. Lee

Lender’s Address:	225 South Lake Ave., Suite 100
Pasadena, CA 91101

Loan Amount:	USD $128,001.60

Annual Interest at 8%
Per Annum on Loan Amount:	$10,240.13

Maturity Date:	October 4, 2012

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert the Note)

TO: Emmaus Life Sciences, Inc.

The undersigned hereby irrevocably elects to convert $ of the principal amount of the Note issued to the Lender by Emmaus Life Sciences, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Signature:
Name:
Address:
Amount to be converted:	$
Amount of Note unconverted:	$
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock in the following name and to the following address:
Address:
Address:
Phone Number: